Exhibit 99.1

For more information contact

Chris Porter

Vice President and Treasurer

(817) 224-7742

Christopher.Porter@dyn-intl.com

DYNCORP INTERNATIONAL INC.’S PARENT REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2011

•	Fourth quarter Revenue of $983 million, up 14.8%

•	Fourth quarter Net income attributable to Delta Tucker Holdings, Inc. of $4.1 million, up $3.5 million

•	Fourth quarter Adjusted EBITDA of $41.4 million, down $5.3 million

•	Total Backlog of $5.7 billion, up $959 million from year end 2010

•	DSO of 69 days, down 7 days from third quarter and down 13 days from year end 2010

•	Debt reduction of $98.7 million during fourth quarter

FALLS CHURCH, Va. – (March 21, 2012) – Delta Tucker Holdings, Inc. (“Holdings”), the parent of DynCorp International Inc. (“DI”, and together with Holdings, the “Company”), a global government services provider supporting the United States national security and foreign policy objectives, today reported fourth quarter revenue of $983 million, an increase of 14.8% over fourth quarter 2010, and full year 2011 revenue of $3.7 billion, up $334.4 million or 9.9% from calendar year 2010, when adjusting for the deconsolidation of the Global Linguist Solutions (“GLS”) joint venture. Net income attributable to Holdings was $19.8 million for the full year 2011, after adjusting for the $49.1 million, net of tax, non-cash impairment of the interest in GLS during the third quarter. Net loss of Holdings for 2010 was ($5.4) million before adjusting for the after tax $45.1 million of merger related expenses associated with the merger with affiliates of Cerberus Capital Management, L.P. in 2010.

“Our team delivered a very solid year of performance in 2011,” said Steven F. Gaffney, DI chairman and chief executive officer. “We focused on the right things – improving our processes, reorganizing our structure and upgrading our talent – to keep us on a path of growth. Our redesigned business development platform helped increase our backlog almost $1 billion over the year and drove significant increases in our new business pipeline. Structural changes reduced our indirect cost structure, making us more competitive and responsive. And process improvements improved our working capital by reducing DSO by 13 days, allowing us to meet our deleveraging plan by paying down more than $150 million on the term loan in 2011.”

Fourth Quarter Highlights

•

In October 2011, DI was awarded a task order under the Contract Field Team (“CFT”) contract with the U.S. Army to provide aviation maintenance, modifications and logistics support for the Army rotary wing aircraft. The task order is for one base year and one option year and has a potential value of approximately $80.0 million, if all options are exercised.

•

In November and December 2011, DI received its most recent award fee determination related to Afghanistan and Kuwait operations on the Logistics Civil Augmentation Program (“LOGCAP IV”) contract. These award fee determinations covered definitized costs from February 1, 2011 through July 31, 2011 and in total were lower than estimated award fee scores.

•	The Company reduced Days Sales Outstanding (DSO) by 7 days during the fourth quarter to end at 69 days and reduced working capital as a percentage of revenue to 10.1%.

•

In October and December 2011, DI made term loan principal payments of $48.7 million and $50.0 million, respectively. The October payment eliminated all future quarterly amortization payments until maturity. These payments caused the acceleration of unamortized deferred financing fees of $4.9 million, which were recorded as a loss on extinguishment of debt within the Statement of Operations during the fourth quarter of 2011.

Summary Operating Results

Revenue for the fourth quarter of $983.0 million was up 14.8% from the same quarter in 2010 based on: continued strong demand under the LOGCAP IV contract; a 35% increase under the Air Operations Business Area Team (“BAT”), primarily due to construction services and secure air transportation services in Iraq and Afghanistan; increased business from the Security Services BAT, primarily in Iraq; and a 19.9% top line growth in the Training and Mentoring BAT from additional services under the Afghan National Police MOI Development Program (“AMDP”) and Combined Security Transition Command- Afghanistan (“CSTC-A”) contracts. Revenue for the quarter was partially offset by the loss of the Life Cycle Contract Support (“LCCS”) contract under the Aviation BAT.

Revenue for the year ended December 30, 2011 was $3.7 billion, up $334.4 million or 9.9% from the comparable period in 2010, adjusted for the deconsolidation of GLS, which recorded $309.1 million of revenue in 2010. Increased demand under the LOGCAP IV contract, the INL Air Wing contract and the Training and Mentoring BAT drove the increase.

Fourth quarter net income attributable to Holdings was $4.1 million, up $3.5 million from the same quarter in 2010. The change in net income attributable to Holdings was due primarily to increased volume and lower selling, general and administrative expenses, lower interest and tax expense, partially offset by a reduction in profitability attributable to the GLS joint venture and a $4.9 million loss on early extinguishment of debt.

Net income attributable to Holdings for the year ended 2011 was $19.8 million, adjusted for the $49.1 million impairment of the carrying value of DI’s investment in the Global Linguist Solutions (“GLS”) joint venture, net of tax, down $19.9 million from the comparable period in 2010, adjusted for the after tax $45.1 million merger related expense. The change in net income attributable to Holdings was due primarily to increases in revenue resulting from higher demand under the LOGCAP IV, AMDP and INL Air Wing contracts; and improved profitability in the Aviation BAT. These increases in net income were more than offset by a decrease in earnings from equity method investees due primarily to the decrease in GLS’ earnings, a loss recognized on the early extinguishment of debt and the shift in mix from the Civilian Police (“CivPol”) Afghanistan program to AMDP. Lower volume levels and profitability on the Mine Resistant Ambush Protected Vehicles (“MRAP”) contracts as that program moves into the sustainment phase of its lifecycle also drove the negative comparison.

Adjusted EBITDA for fourth quarter 2011 was $41.4 million or $5.3 million lower than the comparable period in 2010. Adjusted EBITDA was negatively impacted by lower LCCS volumes, reduced demand for services of the GLS joint venture as a result of troop withdrawals in Iraq, lower volume on the CivPol contract, and a true-up under the Contingency Operations BAT for lower than anticipated award fee scores on the LOGCAP IV contract. Partially offsetting these decreases were increased demand under the LOGCAP IV contract, increased volume and profitability on the INL Air Wing contract for construction and secure aviation transportation in Iraq and Afghanistan, improved margins on the CFT contract, and higher volume and profitability under the Security Services BAT.

2011 full year adjusted EBITDA of $193.6 million decreased $26.2 million from the comparable 2010 period primarily due to the loss of the LCCS programs, lower earnings from GLS, lower profitability on the MRAP program as it transitioned to a sustainment mode, and lower margins on the AMDP program compared to the program it replaced, CivPol Afghanistan (“ACAS”). Additional volume on the LOGCAP IV program, new contracts under the Aviation BAT and improved performance on the CFT and Counter-Narcoterrorism Technology Program Office (“CNTPO”) programs helped offset these declines.

Reportable Segments Results:

Global Stabilization and Development Solutions (GSDS):

The GSDS segment produced revenue of $638.8 million for the fourth quarter representing a 17.7% increase from the same period in 2010 and full year revenue of $2.4 billion, an increase of 15.1% over the calendar year 2010. GSDS represented 64.6% of total revenue for the year ended December 30, 2011. The performance was primarily driven by the following:

Contingency Operations:

•

Strong continued demand from the LOGCAP IV program, increasing $65.5 million and $290.8 million from the fourth quarter and calendar year 2010, respectively, was the major contributor to the Contingency Operations revenue growth. Additional revenue growth under the AFCAP and AFRICAP programs during the year offset the loss of the APK Somalia Task order, which was active in 2010.

Training and Mentoring:

•

Revenue of $164.5 million and $620.9 million, up 19.9% and 16.1%, compared to fourth quarter and calendar year 2010, respectively, in the Training and Mentoring BAT was driven primarily by the AMDP program, which became fully operational in the third quarter of 2011 along with the CSTC-A program. CivPol continued to contribute to revenue, although at reduced levels as the ACAS task order was replaced by AMDP during the year.

Security:

•

Fourth quarter revenue increased $9.8 million from the fourth quarter 2010 to $23.5 million and was essentially flat for the year, compared to calendar year 2010, as a result of the WPS program replacing the WPPS program, which experienced reduced demand in late 2010 and ended during calendar year 2011. The WPS program was obtained in July 2011 and was fully operational during the fourth quarter.

Operating income:

•

Operating income of $57.9 million for the year ended December 30, 2011, was primarily due to revenue contributions on such programs as LOGCAP IV, AMDP and CivPol. The LOGCAP IV program provided additional revenue through the related award fees and base fees earned during the year. Operating income was offset by non-routine severance costs within the Intelligence Training and Solutions (“ITS”) and Development BATs incurred in the first quarter of calendar year 2011 and an investment in the Contingency Operations BAT incurred to strategically enter additional service areas in Afghanistan. As a percentage of revenue, operating income was 2.4% of revenue primarily due to larger volume contracts LOGCAP IV, AMDP and CivPol carrying lower margins than firm fixed price contracts.

Global Platform Support Solutions (GPSS):

The GPSS segment produced revenue of $349.4 million for the fourth quarter representing an 11.6% increase from the same period in 2010 and calendar year revenue of $1.3 billion, an increase of 1.3% over the full year 2010. GPSS represented 35.3% of total revenue for the year ended December 30, 2011. The performance was primarily driven by the following:

Aviation:

•

Revenue was down $8.8 million and $56.8 million compared to the fourth quarter and full year 2010, respectively. The fourth quarter of 2011 saw the positive impact of recent wins as our Andrews VIPSAM, C21 CLS, and Pax River contracts all added to operations. Additionally, the CFT contract recognized improved revenue and profitability for the quarter and full year. These programs coupled with growth on the CNTPO contract in 2011 were not enough to offset the revenue headwind experienced with the loss of the LCCS-Army contract in late 2010 and the LCCS-Navy contract in first quarter 2011.

Air Operations:

•

The Air Operations BAT experienced strong demand for construction services and secure aviation transportation in Iraq and Afghanistan with the INL Air Wing program during 2011, producing revenue of $126.6 million in the fourth quarter, an increase 35% compared to fourth quarter 2010, and $465.3 million for the calendar year of 2011, up 25% compared to the full year 2010.

Operations and Maintenance:

•

During the fourth quarter revenue increased approximately $11.1 million, or 22.5% compared to the same period in 2010, to $60.3 million driven primarily by the revenue earned on the War Reserve Materiel, Philippines Operations Support, and our MRAP programs. Revenue of $208.7 million for the calendar year ended December 30, 2011 was down 9.5% when compared to calendar year 2010 primarily driven by the change of MRAP programs to cost responsive versus fixed price type contracts.

Operating income:

•

Operating income of $111.3 million for the year ended December 30, 2011 represented 8.5% of revenues for the year and was primarily attributable to income produced by our INL Air Wing program from operations in Iraq, Afghanistan and other countries. Operating income was also impacted by increased profitability of our Aviation BAT, partially offset by first quarter events, such as $2.2 million of severance expense related to certain German employees on the CFT program and a $1.9 million write-down of LCCS inventory.

Global Linguist Solutions (GLS):

•

The Company recorded zero Adjusted EBITDA for the fourth quarter of 2011, down approximately $4.9 million from the comparable quarter in 2010, driven by the reduction in deployed linguists in support of U.S. troop levels in Iraq as the war came to an end. In the third quarter of 2011, the Company recorded an impairment of its investment in GLS in the amount of $76.6 million and does not anticipate GLS to contribute to operations in 2012 .

Organizational Changes:

Steve Schorer, president, commented on recent organizational changes, “To capitalize on the success we saw in 2011 and to continue the momentum into 2012, we analyzed the global markets that are most attractive to DI, made changes to align and size our businesses accordingly, and brought in new team members to help secure new opportunities.”

Under this new structure, the Company retains its GPSS and GSDS reporting segments, but has reorganized from eight Business Area Teams of varying sizes, into a rebalanced portfolio consisting of five, similarly sized strategic business groups. The organization follows:

GPSS:

•	Aviation Group – Aviation BAT, Air Operations BAT

•	Global Logistics & Development Solutions Group – Development, Operations and Maintenance, and Contingency Operations BATs (excluding the LOGCAP IV program)

GSDS:

•	Security Services Group – Security BAT

•	Training & Intelligence Group – Training & Mentoring BAT, Intelligence Training & Solutions BAT

•	LOGCAP IV program – due to the size of this program, LOGCAP IV will operate as a standalone group to optimize management, oversight and performance of the team

Liquidity

Cash provided by Operating Activities of $168.0 million for the year ended December 30, 2011 was driven from strong collections of receivables, reducing DSO to 69 days, as well as the collection of a $46.0 million tax refund resulting from an approved change in accounting method with the IRS.

During the year, the Company made principal prepayments in the amount of $151.3 million on its Term Loan facility to reduce gross debt outstanding by 14.8%. The principal prepayment made in October of 2011 satisfied the Company’s responsibility to make quarterly principle payments through 2016.

2012 Outlook

The Company enters 2012 with a strong backlog of orders and market position and depth of services to meet the life-cycle of needs to support the national security and foreign policy objectives of the U.S. and its allies. Backlog ended the year at $5.7 billion, up $959 million from calendar year 2010, a 20.1% increase. Each of DI’s BATS successfully won new contracts or re-competes during the year including significant wins in the Security Services and Aviation BATS and the extension of the first option year under the LOGCAP IV contract.

Bill Kansky, Chief Financial Officer stated, “We anticipate growth in both sales and profitability in 2012. The headwind from our GLS JV and lower CivPol volumes will be offset by continued gains on the AMDP contract, growth in our Aviation group and improved award fee scores on the LOGCAP IVprogram. This should result in overall margins remaining at current levels.”

Conference Call

The Company will host a conference call at 9:00 a.m. EDT on Wednesday, March 21, 2012 to discuss results for fourth quarter and calendar year 2011. The call may be accessed by webcast or through a dial-in conference line.

To access the webcast and view the accompanying presentation, please go to http://www.dyn-intl.com, click on “Investor Relations” and “Events & Presentations.” Please go to the site approximately fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

To participate by phone, dial (866) 871-0758 and enter the conference ID number: 55211064. International callers should dial (706) 634-5249 and enter the same conference ID number above.

A telephonic replay will be available from 1:00 p.m. EDT on March 21, 2012 through 11:59 PM EDT April 21, 2012. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the conference ID number.

About DynCorp International

DynCorp International Inc., a wholly owned subsidiary of Delta Tucker Holdings, Inc., is a global government services provider working in support of U.S. national security and foreign policy objectives, delivering support solutions for defense, diplomacy, and international development. DynCorp International operates major programs in logistics, platform support, contingency operations, and training and mentoring to reinforce security, community stability, and the rule of law. DynCorp International is headquartered in Falls Church, Va. For more information, visit www.dyn-intl.com.

Reconciliation to GAAP

In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, Including EBITDA. We define EBITDA as GAAP net income attributable to the Company adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain noncash items from operations and certain other items as defined in our 10.375% Senior Unsecured Notes and our Credit Facility. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures such as EBITDA and Adjusted EBITDA are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies. We believe that Adjusted EBITDA is useful in assessing our ability to generate cash to cover our debt obligations including interest and principal payments. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures please see the financial schedules accompanying this release.

Forward-looking Statements

This announcement may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995 under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog, estimated total contract values, and 2012 outlook are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following: the future impact of mergers acquisitions, joint ventures or teaming agreements; our substantial level of indebtedness and changes in availability of capital and cost of capital; the outcome of any material litigation, government investigation, audit or other regulatory matters; policy and/or spending changes implemented by the Obama Administration, any subsequent administration or Congress; termination or modification of key U.S. government or commercial contracts, including subcontracts; changes in the demand for services that we provide or work awarded under our contracts, including without limitation, the Civilian Police, International Narcotics and Law Enforcement, Worldwide Personal Protection Services and LOGCAP IV contracts; change in demand for services provided by our joint venture partners; pursuit of new commercial business in the U.S. and abroad; activities of competitors and the outcome of bid protests; changes in significant operating expenses; impact of lower than expected win rates for new business; general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate; acts of war or terrorist activities; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, indefinite quantity contracts; the timing or magnitude of any award fee granted under our government contracts, including, but not limited to, LOGCAP IV; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts; termination or modification of key subcontractor performance or delivery; and statements covering our business strategy, those described in “Risk Factors” and other risks detailed from time to time in our reports filed with the SEC. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statement contained herein will prove to be accurate. We assume no obligation to update the forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements.

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(Financial tables follow)

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)

	DTH, Inc.			Predecessor & DTH, Inc.
	Three Months Ended December 30, 2011	Three Months Ended December 31, 2010	Year Ended December 30, 2011	Calendar Year Ended December 31, 2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$983,024	$856,660	$3,721,465	$3,696,210
Cost of services	(908,810)	(785,158)	(3,409,222)	(3,374,977)
Selling, general and administrative expenses	(32,546)	(37,550)	(149,551)	(135,846)
Merger expenses	—	—	—	(51,722)
Depreciation and amortization expense	(12,544)	(13,431)	(50,773)	(46,765)
Earnings from equity method investees	970	5,211	12,800	10,337
Impairment of equity method investment	—	—	(76,647)	—

Operating (loss) income	30,094	25,732	48,072	97,237
Interest expense	(22,215)	(24,436)	(91,752)	(73,124)
Bridge commitment fees	—	—	—	(7,963)
Loss on early extinguishment of debt	(4,870)	—	(7,267)	—
Interest income	37	140	205	504
Other income, net	1,279	1,410	6,071	4,317

Income before income taxes	4,325	2,846	(44,671)	20,971
Provision for income taxes	218	(1,463)	18,005	(14,065)

Net income	4,543	1,383	(26,666)	6,906
Noncontrolling interests	(440)	(807)	(2,625)	(12,293)

Net income/(loss) attributable to DTH, Inc. / Predecessor	$4,103	$576	$(29,291)	$(5,387)
Income tax (benefit)/provision	(218)	1,463	(18,005)	14,065
Interest expense, net of interest income	22,178	24,296	91,547	72,620
Depreciation and amortization (1)	13,008	13,643	52,494	47,592

EBITDA	$39,071	$39,978	$96,745	$128,890
Gains/(loss) on extraordinary items, discontinued operations, asset sales and debt extinguishment (2)	3,291	—	88,383	(1,838)
Equity-based compensation	—	—	—	3,845
Gains due to fluctuation in foreign exchange rates	(195)	63	(210)	(90)
Earnings from affiliates not received in cash (3)	(1,584)	(605)	(1,297)	(77)

Employee non-cash compensation, severance, and retention expense	(221)	1,191	8,483	4,649
Management fees (4)	(621)	384	777	667
Acquisition accounting and Merger-related items (5)	1,722	5,743	(2,171)	77,429
Other	(22)	—	2,011	—
Annualized operational efficiencies (6)	—	—	855	6,271

Adjusted EBITDA	$41,441	$46,754	$193,576	$219,746

(1)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our Unaudited Condensed Consolidated Statements of Income.
(2)	Extraordinary items include the impairment of our investment in the Global Linguist Solutions (“GLS”) joint venture.
(3)	Includes our unconsolidated affiliates.
(4)	Amount presented relates to the DTH, Inc. management fees, we excluded the Predecessor management fees from the EBITDA adjustments above.
(5)	The DTH, Inc. amount includes the amortization of intangibles arising pursuant to FASB ASC 805.
(6)	Represents a defined EBITDA adjustment under our debt agreement for the amount of cost savings, operating expense reductions and synergies projected as a result of specified actions taken or with respect to which substantial steps have been taken during the period.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	December 30, 2011	December 31, 2010
	(unaudited)	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$70,205	$52,537
Restricted cash	10,773	9,342
Accounts receivable, net of allowances of $1,947 and $558, respectively	752,756	782,095
Other current assets	88,877	150,613

Total current assets	922,611	994,587
Non-current assets	1,125,578	1,268,768

Total assets	$2,048,189	$2,263,355

LIABILITIES AND EQUITY
Current portion of long-term debt	$—	$5,700
Other current liabilities	630,866	639,172

Total current liabilities	630,866	644,872
Long-term debt, less current portion	872,909	1,018,512
Other long-term liabilities	55,279	82,645
Total equity attributable to Delta Tucker Holdings, Inc.	483,949	512,975
Noncontrolling interest	5,186	4,351

Total equity	489,135	517,326

Total liabilities and equity	$2,048,189	$2,263,355

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED ADJUSTED EBITDA BY SEGMENT

(Amounts in thousands)

	DTH, Inc. CY11 Q4 (1)						DTH, Inc. / Predecessor CY10 Q4 (1)
	Headquarters	GSDS	GPSS	GLS	Eliminations(2)	Consolidated	Headquarters	GSDS	GPSS	GLS	Eliminations(2)	Consolidated

Operating income	$(10,276)	$9,769	$30,601	$3,453	$(3,453)	$30,094	$(12,942)	$18,376	$20,298	$9,704	$(9,704)	$25,732
Depreciation and amortization expense	12,469	376	163	—	—	13,008	13,320	149	174	—	—	13,643
Loss on extinguishment of debt	(4,870)	—	—	—	—	(4,870)	—	—	—	—	—	—
Noncontrolling interests	(440)	—	—	—	—	(440)	(807)	—	—	—	—	(807)
Other income, net	1,316	(73)	36	—	—	1,279	1,411	27	(28)	—	—	1,410

EBITDA	$(1,801)	$10,072	$30,800	$3,453	$(3,453)	$39,071	$982	$18,552	$20,444	$9,704	$(9,704)	$39,978

Gain/ loss from extraordinary items, discontinued operations, asset sales and debt extinguishment	4,870	(1,464)	(115)	—	—	3,291	—	—	—	—	—	—

Gains due to fluctuation in foreign exchange rates	—	—	(195)	—	—	(195)	—	—	63	—	—	63

Net income of affiliates not received in cash(3)	(1,584)	—	—	(3,453)	3,453	(1,584)	(605)	—	—	—	—	(605)
Employee non-cash compensation, severance, and retention expense	(1,390)	448	721	—	—	(221)	453	764	(26)	—	—	1,191
Management fees	(1,084)	183	280	—	—	(621)	384	—	—	—	—	384

Acquisition accounting and Merger-related items(4)	—	3,240	(1,518)	—	—	1,722	(21)	7,772	(2,008)	—	—	5,743
Other	(22)	—	—	—	—	(22)	—	—	—	—	—	—

Adjusted EBITDA	$(1,011)	$12,479	$29,973	$—	$—	$41,441	$1,193	$27,088	$18,473	$9,704	$(9,704)	$46,754

(1)	We have three reportable segments, Global Stabilization and Development Solutions (“GSDS”), Global Platform Support Solutions (“GPSS”), and Global Linguist Solutions (“GLS”). Two of our segments, GSDS and GPSS, are wholly-owned. Our third segment, GLS, is a 51% owned joint venture. We account for our investment in GLS using the equity method of accounting.
(2)	GLS was deconsolidated as of July 7, 2010, as such this column represents the elimination of GLS’ operating income.
(3)	Includes our unconsolidated affiliates.
(4)	Amount includes the amortization of intangibles arising pursuant to FASB ASC 805.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

OTHER CONTRACT DATA

(Amounts in millions)

	December 30, 2011	December 31, 2010
	(unaudited)	(unaudited)
Backlog: (1)
Funded backlog	$1,480	$1,823
Unfunded backlog	4,261	2,959

Total Backlog	$5,741	$4,782

(1)	Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the dollar value of unexercised, priced contract options, and the unfunded portion of exercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These priced options may or may not be exercised at the sole discretion of the customer. It has been our experience that the customer has typically exercised contract options.